Exhibit 10.1
August 27, 2010
Joseph E. McNeely
2409 Rivendell Drive
New Lenox, Illinois 60451
     Re: Terms of Employment
Dear Joe:
This letter agreement (“letter”) sets forth the terms of your employment with FreightCar America, Inc. (the “Company”). Commencing September 13, 2010, you will be employed as the Company’s Vice President, Finance, Chief Financial Officer and Treasurer, based at the Company’s offices in Chicago, Illinois, and reporting to the Company’s President and Chief Executive Officer. You will have all of the duties and responsibilities commensurate with such position under the Company’s by-laws and consistent with the duties and responsibilities of chief financial officers of similar businesses as the Company. During your employment, you will devote your full-time business attention to the Company and will use your best efforts to discharge your responsibilities. You may, however, engage in civic and charitable activities, provided that these activities do not interfere with your duties to the Company.
This letter and your employment is for no specific term. Your employment may be terminated at any time for any reason (or no reason), subject to the terms of this letter below, by the Company or you upon notice to the other such party.
     1. Salary. Beginning September 13, 2010, you will receive an annual base salary in the amount of $265,000 (“Salary”), paid in accordance with payroll practices applicable to senior executives. Your Salary will be reviewed by the Company annually and may be increased (not decreased without your written consent) in the Company’s discretion.
     2. Bonus. You will be entitled to participate in the Company’s annual cash incentive plan applicable to senior executives (the “Bonus Plan”) and to earn a bonus (“Bonus”) for each fiscal year of the Company ending during your employment. The measurement period for the Bonus Plan is concurrent with the Company’s fiscal year, concluding on December 31st of each year. Your target Bonus is 50% of your Salary, upon achievement of a target level of performance set forth in the Bonus Plan, payable in cash or securities of the Company, as may be determined under the Bonus Plan, within two and one-half months after the end of the fiscal year to which it relates. Your maximum Bonus, to the extent earned under the Bonus Plan, may be as much as 75% of your Salary. If there are Bonus payments under the Bonus Plan in respect of the 2010 fiscal year, then you will be eligible for consideration for a partial Bonus payment for 2010 prorated to align with your base salary earnings from your September 13, 2010 start date through December 31, 2010.
Two North Riverside Plaza
Suite 1250
Chicago, IL 60606 USA
312.928.0850
Fax 312.928.0890
www.freightcaramerica.com

     3. Long-Term Incentive and Other Executive Compensation Plans. You will be eligible to participate in all of the Company’s equity-based and cash-based long-term incentive and other executive and deferred compensation plans on a basis no less favorable than other similarly situated executives. Any awards under these plans may be made from time to time in the sole discretion of the Compensation Committee of the Company’s Board of Directors or the Board of Directors.
     4. Sign-On Award. On September 13, 2010, you will be granted 2,500 restricted shares of Company common stock under the Company’s 2005 Long Term Incentive Plan, having such terms and conditions as are set forth in the restricted share award agreement attached to this letter as Exhibit A.
     5. Make Whole Agreement. It is anticipated that as a result of your terminating your employment with Mitsui Rail Capital (“Mitsui”), Mitsui may not pay you a bonus for the 2010 calendar year under Mitsui’s annual incentive bonus plan (the “Mitsui Bonus”). Within thirty (30) days following the date as of which Mitsui makes bonus payments with respect to 2010 to participants under such plan, you will notify the Company’s President and Chief Executive Officer whether Mitsui has paid you the Mitsui Bonus, provided that the Company’s President and Chief Executive Officer must receive such notification by May 1, 2010. Subject to the preceding sentence, if you provide a reasonable written certification to the Company that, as a result of your terminating your employment with Mitsui, Mitsui did not pay you the Mitsui Bonus, together with your best good-faith estimate of the amount of the forgone Mitsui Bonus, then the Company will pay such amount to you within sixty (60) days of receiving such written certification. The Company’s obligation under the foregoing provision shall, however, be subject to the following:
          (a) upon the Company’s request, you will provide the Company with such supporting documentation as the Company may reasonably request concerning the aforementioned matters;
          (b) the maximum total amount the Company will pay you under this Section 5 will not in any event exceed $50,000; and
          (c) if you voluntarily terminate your employment with the Company before September 13, 2011, other than for Good Reason (as defined in the Executive Severance Plan referenced below), then you will repay to the Company the full amount of the forgone Mitsui Bonus which was so paid by the Company.
     6. Benefits; Business Expenses. During your employment, you will be entitled to participate in each of the Company’s employee retirement, savings, welfare and fringe benefit plans, and perquisites, offered to its senior executives, as in effect from time to time.

You will be entitled to paid annual vacation on a basis that is at least as favorable as that provided to other similarly situated executives of the Company, but not less than four (4) weeks per year, earned in accordance with applicable Company policy. On a special exception basis, as of your start date the Company will provide you with seven (7) paid vacation days for your use during the remainder of 2010 (which days will be forfeited to the extent you have not used them by December 31, 2010). You will be reimbursed for all business, including entertainment, expenses incurred by you in connection with your duties, subject to the Company’s policy for substantiating such expenses.
     7. Termination. Upon a termination of your employment for any reason, you will be entitled to (i) your accrued Salary and accrued and unused vacation through the date of termination, (ii) your prior fiscal year bonus, to the extent earned and unpaid, and (iii) any accrued and vested benefits and unreimbursed expenses incurred and unpaid on the date of termination in accordance with Section 6. You will also participate in and be entitled to benefits under the Company’s Executive Severance Plan as then in effect, subject to your prior written acknowledgement and acceptance of the terms and conditions of that plan. A copy of the Executive Severance Plan as currently in effect is attached as Exhibit B to this letter.
     8. Restrictive Covenants
          (a) Confidential Information. You understand that the Company possesses and will possess Confidential Information that is important to its business. The Company devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business and the Company diligently maintains the secrecy and confidentiality of its Confidential Information. For this purpose, “Confidential Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or that became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. Confidential Information is sufficiently secret to derive economic value from its not being generally known to other persons. Confidential Information also includes any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation, (i) information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including without limitation specific customer product requirements, pricing arrangements, payment terms, customer lists and other similar information; (ii) inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company; (iii) the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development; (iv) the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and (v) other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.
You understand that the Company possesses or will possess “Company Materials” that are important to its business. For this purpose, “Company Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Company, whether such documents have been prepared by you or by others. In consideration of your employment by the Company, the compensation received by you from the Company, and the Company’s agreement to give you access to certain Confidential Information, you agree as follows:
          (i) All Confidential Information and trade secret rights, and other intellectual property and rights (collectively “Rights”) in connection therewith will be the sole property of the Company. At all times, both during your employment by the Company and after its termination for any reason, you will keep in confidence and trust and will not use or disclose any Confidential Information or anything relating to it without the prior written consent of a then current officer of the Company except as may be necessary and appropriate in the ordinary course of performing your duties to the Company.
          (ii) All Company Materials will be the sole property of the Company. You agree that during your employment by the Company, you will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as you are required to do so in connection with performing the duties of your employment. You further agree that, immediately upon the termination of your employment by you or by the Company for any reason, or during your employment if so requested by the Company, you will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property.
          (b) Noncompetition and Non-solicitation. While employed by the Company and for a period of twelve (12) consecutive months thereafter, you will not, directly or indirectly:
          (i) Contact, solicit, interfere with, or divert, or induce or attempt to contact, solicit, interfere with or divert, any of the Company’s customers;
          (ii) Participate or engage in (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control) any business engaged in the manufacture of railcars in North America; and
          (iii) Solicit or induce or attempt to solicit or induce, by or for yourself, or as the agent of another, or through others as an agent in any way, any person who is employed by the Company for the purpose of encouraging that employee to join you as a partner, agent, employee or otherwise in any business activity which is competitive with the Company.
          (c) Forfeitures. In the event that you materially breach any of the restrictions in this Section 8, you shall forfeit all of the applicable payments and benefits described in this letter, and the Company shall have the right to recapture and seek repayment of any such applicable payments and benefits under this letter.
          (d) Intellectual Property. “Inventions” includes all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by you, either alone or jointly with others, during the term of your employment, including during any period prior to the date of this letter. Except as defined in this letter, all Inventions that you make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during your employment will be the sole property of the Company to the maximum extent permitted by law. You agree to assign such Inventions and all Rights in them to the Company. Exemptions from this agreement to assign may be authorized in those circumstances where the mission of the Company is better served by such action, provided that overriding obligations to other parties are met and such exemptions are not inconsistent with other Company policies. Further, you may petition the Company for license to make, market or sell a particular Invention.
          (e) Injunction. You acknowledge that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Section 8, and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, you agree that, in addition to other rights and remedies that the Company may have, the Company is entitled to an injunction preventing you from any breach of this Section 8, and you hereby waive any requirement that the Company post any bond in connection with any such injunction. You further agree that injunctive relief is reasonable and necessary to protect a legitimate, protectable interest of the Company.
          (f) Blue Pencil. If any court determines that the covenants contained in this Section 8, or any part hereof, are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, to as close to the terms hereof as shall be enforceable and, in its reduced form, such provision shall then be enforceable.

          (g) Survival. The restrictive covenants contained in this Section 8 shall survive the termination of your employment.
     9. Section 409A. Anything in this letter to the contrary notwithstanding, if any payment(s) or benefit(s) under this letter would be subject to the provisions of Section 409A of the Internal Revenue Code of 1986 (the “Code”) at the time they become payable or benefits due you, to the extent required to comply with Section 409A of the Code any such payments or benefits will be delayed for six (6) months or such other earliest day on which such payments could be made or benefits provided in compliance with Section 409A of the Code and the regulations thereunder (at which point all payments so delayed will be provided or reimbursed to you in one lump sum, without interest, within two and one-half months after the date they then become so payable or due to you).
     10. Miscellaneous.
          (a) Entire Agreement. Except as otherwise contemplated herein, this letter (including Exhibits A and B) contains the entire agreement between you and the Company with respect to the subject matter hereof. No amendment, modification or termination of this letter may be made orally, but must be made in writing and signed by you and the Company. In the event of any inconsistency between this letter (including Exhibits A and B) and any plan, program, practice or agreement of or with the Company and you, this letter (including Exhibits A and B) shall control.
          (b) Survival. The provisions of Section 8 shall survive any termination of your employment.
          (c) Successors; Assignment. Neither party hereto may assign any rights or delegate any duties under this letter without the prior written consent of the other party; provided, however, that (a) this letter will inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s stock and/or assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (b) this letter will inure to the benefit of and be binding upon your heirs, assigns or designees to the extent of any payments due to them hereunder.
          (d) Governing Law. This letter will be governed by and construed in accordance with the law of the State of Illinois, and not its choice of law rules, applicable to contracts made and to be performed entirely within that State.
          (e) No Set-off or Mitigation. Your rights to payments under this letter will not be affected by any set-off, counterclaim, recoupment or other right the Company may have against you or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this letter, and those amounts will not be reduced if you do obtain other employment.
          (f) Notices. All notices, requests, demands and other communications under this letter must be in writing and will be deemed given (i) when hand-delivered, (ii) on the first business day after the business day sent from within the United States, if delivered by a nationally recognized overnight courier or (iii) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address (or to such other address as may be specified by notice that conforms to this Section 10(f)):
If to the Company, to:
FreightCar America, Inc.
Two North Riverside Plaza
Suite 1250
Chicago, Illinois 60606
Attention: Secretary
If to you, to your last address shown on the payroll records of the Company.
          (g) Counterparts. This letter may be executed in counterparts, each of which will constitute an original and all of which, taken together, will constitute one and the same instrument.
Very truly yours,
FreightCar America, Inc.

By:
Senior Vice President, Human Resources

Accepted and agreed:

Joseph E. McNeely

EXHIBIT A

RESTRICTED SHARE AWARD AGREEMENT
(See following pages.)

EXHIBIT B

EXECUTIVE SEVERANCE PLAN
(See following pages.)